UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

July 15, 2013

PRO-DEX, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-14942	84-1261240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2361 McGaw Avenue

Irvine, Ca. 92614

(Address of principal executive offices, zip code)

(949) 769-3200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 15, 2013, Pro-Dex, Inc. (the “Company”) entered into a First Amendment to Lease – July 2013 (the “Amendment”), effective July 1, 2013, with Irvine Business Properties, a California general partnership (“Lessor”). The Amendment amends that certain Standard Industrial Commercial Multi-Tenant Lease – Net (the “Lease”), entered into on August 17, 2007, between the Company and Lessor for approximately 28,180 square feet of office and industrial space located at 2361 McGaw Avenue, Irvine, California that comprises the Company’s executive offices and Irvine, California manufacturing facility.

The Amendment provides for a $4,227 reduction in the monthly base rent (as compared to the monthly base rent that would have been payable under the original Lease terms) beginning on July 1, 2013 and continuing for the remainder of the term of the Lease, which expires in April 2018. As result, the base rent is $38,403 per month from July 1, 2013 through June 30, 2014, and increases by $1,409 per month on July 1, 2014 and an additional $1,409 per month each July 1 thereafter as contemplated by the original Lease terms.

The Amendment also confirms that the Company has declined to exercise its option to terminate the Lease early in March 2014 (the exercise of which early termination option would have required that the Company pay a $125,000 termination payment).

Except as expressly set forth in the Amendment, the remaining terms of the Lease remain unchanged. A complete copy of the Lease is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 23, 2007 and is incorporated herein by reference. A complete copy of the Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference. Any summary or description contained herein of either the Lease or the Amendment is qualified in its entirety by reference to the complete text of the Lease as amended by the Amendment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	First Amendment To Lease – July 2013 by and between Irvine Business Properties and Pro-Dex, Inc., dated effective July 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2013	PRO-DEX, INC. (REGISTRANT).

	By:	/s/ Harold A. Hurwitz
Harold A. Hurwitz
Chief Executive Officer

INDEX TO EXHIBITS

ATTACHED TO THIS REPORT

Exhibit Number	Description

Exhibit 10.1	First Amendment To Lease – July 2013 by and between Irvine Business Properties and Pro-Dex, Inc., dated effective July 1, 2013.